March 19, 2019	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
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RAYMOND JAMES CHIEF FINANCIAL OFFICER JEFF JULIEN TO RETIRE AS CFO

ST. PETERSBURG, Fla. - Raymond James Financial (NYSE: RJF) Executive Vice President, Finance and CFO Jeff Julien has notified the firm’s board of directors of his intention to retire as CFO effective December 31, 2019. He will continue to serve as executive vice president of finance and as a senior adviser for a period of time to ensure the successful transition of responsibilities.

Julien began his tenure at Raymond James in 1983 after working as a CPA for Price Waterhouse (now PricewaterhouseCoopers) in Tampa, Florida, and he became chief financial officer in 1987. He is currently chairman of the board of Raymond James Bank and serves in a director capacity for many of the firm’s other subsidiaries. As part of his transition plan, Julien will remain a director on the bank board and continue to serve on several management committees. Steve Raney, president and CEO of Raymond James Bank, who currently reports to Julien, will report to Chairman and CEO Paul Reilly, effective January 1, 2020.

“Jeff has had an extraordinary career, serving over 32 years as Raymond James’ CFO, during which time we have enjoyed 124 consecutive quarters of profitability,” said Reilly. “In addition to leading our finance function during a remarkable period of organic and acquired growth, Jeff also oversaw the formation and development of Raymond James Bank, which represented 38% of the firm’s pre-tax income this past year.”

In accordance with the firm’s succession plans, Reilly announced that effective January 1, 2020, the firm’s current treasurer and senior vice president of finance and investor relations, Paul Shoukry, will become CFO.

In addition, Jennifer Ackart, senior vice president and chief accounting officer, was named CFO of the company’s Raymond James & Associates, Inc. subsidiary, effective immediately. This position was previously held by Richard (Rick) Franz, who retired in January.

“Paul and Jennifer have done an outstanding job managing critical aspects of our finance functions, and bring considerable expertise and institutional knowledge to their roles,” added Reilly. “A meaningful part of Jeff’s legacy is the strong leadership team Paul, Jennifer and others represent.”

Reilly continued, “Paul is a talented leader and we are confident in his ability to support our continued growth plans as CFO.”

Working with Julien, Shoukry already oversees the firm's capital and liquidity planning, stress testing, debt issuance, cash management, broker/dealer regulatory reporting, investor relations and financial planning and analysis functions. He is a member of the firm's Operating Committee, Asset-Liability Committee, Capital Planning Committee, Enterprise Risk Management Committee and Disclosure Committee. He is also the executive sponsor for the firm's multicultural inclusion network. He joined Raymond James in the firm’s Assistant to the Chairman program in 2010. Prior to joining Raymond James, Shoukry earned an MBA from Columbia University after starting his career as a commercial banker and management consultant. Shoukry also graduated magna cum laude with bachelor’s and master’s degrees in accounting from The University of Georgia. He is a Certified Public Accountant, a Certified Treasury Professional and holds Series 7 and 27 licenses.

Ackart is responsible for accounting policy, corporate taxation, public company reporting, financial controls, budgeting, internal cost allocations, financial holding company and Federal Reserve regulatory reporting and management reporting. She is also responsible for accounting operations including Accounts Payable and Receivable, Reconciliations, Fixed Assets and Leases, and accounting systems support. In addition, she serves on the firm’s Operating Committee and Disclosure Committee. Ackart is a trustee for the firm’s retirement plans and serves on the board of directors for Canadian subsidiary Raymond James Ltd. Prior to joining Raymond James, she worked as the controller of HSW Environmental Sciences. She began her career in the audit/assurance division of Price Waterhouse in Tampa, Florida. Ackart earned her bachelor’s in accounting from the College of William and Mary in 1986, is a Certified Public Accountant and a Certified Management Accountant and holds the Series 99 license.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,800 financial advisors throughout the United States, Canada and overseas. Total client assets are $765 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.